GREIF, INC.

INCENTIVE COMPENSATION RECOVERY POLICY

A.Introduction

The Board of Directors (the “Board”) of Greif, Inc. (the “Company”) is dedicated to maintaining and enhancing a culture that emphasizes integrity and accountability. As a result, the Board has adopted this incentive compensation recovery policy (the “Policy”), which provides for the recovery by the Company of incentive-based compensation received by Executive Officers under certain circumstances.

B.Purpose of Policy

The purpose of this Policy is to provide for the Company’s recovery of erroneously awarded compensation received by Executive Officers. This Policy is intended to comply in all respects with Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual, as hereafter amended or modified (“Section 303A.14”)

C.Administration

The Board has determined that the Compensation Committee (the “Committee”) of the Board is best suited to administer this Policy. The Committee is authorized, subject to the provisions of this Policy and Section 303A.14, to make such determinations and interpretations and to take such actions in connection with this Policy as it deems necessary or advisable. All determinations and interpretations made by the Committee or the Board in respect of the Policy will be final, binding, and conclusive.

D.Recovery of Erroneously Awarded Compensation

The Company will recover reasonably promptly the amount of erroneously awarded compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (in each case, an “Accounting Restatement”).

This Policy applies to all incentive-based compensation received by a person:

(a)After beginning service as an Executive Officer;

(b)Who served as an Executive Officer at any time during the performance period for that incentive-based compensation;

(c)While the Company has a class of securities listed on the NYSE; and

(d)During the three completed fiscal years immediately preceding the date for which the Company is required to prepare an Accounting Restatement. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the Company’s restated financial statements are filed with the Securities and Exchange Commission (the “Commission”), but is based on the date or period in respect of which the Accounting Restatement is required.

(2)For purposes of determining the relevant recovery period, the date that the Company is required to prepare an Accounting Restatement is the earlier to occur of:

(a)The date the Board, the Committee, or the officer or officers of the Company authorized to take such action if action of the Board or the Committee is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or

(b)The date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

(3)The amount of incentive-based compensation that is subject to this Policy (the “erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:

(a)The amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and

(b)The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

(4)The Company shall recover erroneously awarded compensation in compliance with this Policy except to the extent that one of the three conditions set forth below are met, and the Committee has made a determination that recovery would be impracticable.

(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.

(b)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE.

(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

(5)The Company shall be prohibited from indemnifying any current or former Executive Officer against the loss of erroneously awarded compensation.

E.Disclosure in Commission Filings

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosures required by the applicable Commission filings.

F.Exemptions from Policy

This Policy shall not apply to any securities specifically exempt from the requirements of Section 303A.14.

G.Definitions

For purposes of this Policy, the following terms shall have the meanings set forth below:

(1)Executive Officer. An Executive Officer is any one of the Company’s Section 16 officers, as identified by the Board of Directors.

(2)Financial reporting measures. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

(3)Incentive-based Compensation. Incentive-based compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. For the avoidance of doubt, annual salary is not incentive- based compensation and is not subject to this Policy.

(4)Received. For purposes of this Policy, incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

H.Amendment

Subject to the provisions of Section 303A.14, the Committee or Board may, from time to time, suspend, discontinue, revise, or amend this Policy in any respect whatsoever.

I.Other Recoupment Rights

This Policy shall be construed and interpreted to comply with Section 303A.14. Nothing in this Policy will be deemed to limit or restrict (a) the Company from seeking recoupment, repayment and/or forfeiture of compensation (including incentive compensation) under circumstances not set forth in this Policy and against employees who are not covered by the

Policy, including other disciplinary action, termination of employment, criminal action or other available remedies, or (b) the Committee’s discretion in administering any incentive plans of the Company.

Adopted: June 5, 2023